Exhibit 99.1

For release 4/27/06, 1:00 pm Pacific

Planar Announces Second Quarter 2006 Financial Results

BEAVERTON, Ore. – April 27, 2006 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in flat-panel display systems recorded sales of $52.9 million and GAAP net income per diluted share of $0.13, including share-based compensation expense of $0.06, in the second quarter ended March 31, 2006. On a non-GAAP basis (see reconciliation table), pro-forma net income per diluted share was $0.19 in the second quarter of 2006, and $0.32 for the six months ended March 31, 2006.

Gross margins increased to 28.3 percent of sales compared to 21.7 percent in the second quarter of last year. Improved margins were primarily driven by stronger product margins in each of the Company’s business segments. In addition, overall Company margins improved from the second quarter of last year due to a better mix of higher margin industrial product sales relative to commercial products.

“Overall we were very pleased with our second quarter performance,” said Gerry Perkel, Planar’s President and CEO. “Earnings exceeded our expectations based to a large extent on strength in our higher margin Industrial Electroluminescent and Active Matrix LCD products. In addition, we managed through a very challenging pricing environment in our Commercial business while minimizing volatility of overall company profitability.”

Industrial segment sales in the second quarter were $15.7 million, up 15 percent sequentially and up 2 percent compared to the second quarter of fiscal 2005. The Company’s Industrial business benefited from its core competency in higher margin EL technology and custom displays which are sold into a wide range of market segments including applications and environments that are more challenging for commercially available LCD displays such as temperature, shake, shock and light extremes.

The Medical segment of the Company recorded second quarter sales of $17.0 million, down 6 percent sequentially and down 12 percent compared to the second quarter a year ago. The majority of the decline in sales related to Medical segment products other than digital imaging monitors where the Company began shipping the E4c, the first medically certified four megapixel diagnostic color monitor available on the market. The Company continued to make progress on expanding relationships with new and existing distribution partners, a key factor in driving sales growth in the second half of the current fiscal year.

Sales in the Company’s Commercial segment were $20.2 million, down 21 percent sequentially and down 24 percent versus the second quarter a year ago. The decline in Commercial product sales was the primary cause for overall Company sales being lower than Company expectations for the quarter. Average selling prices dropped for all sizes of desktop monitors, with sequential price declines similar to those the Company experienced in the first half of fiscal 2005. Better overall inventory and operational management resulted in higher gross profits for this segment when compared to the first half of fiscal 2005.

Planar’s second quarter 2006 sales outside the U.S. increased to approximately 24 percent of the total, compared to 23 percent in the first quarter of 2006, and 18 percent in the second quarter last year. Approximately 35 percent of sales from the Medical and Industrial segments came from outside North America.

The Company ended the quarter with cash and short term investments of $73.3 million, an increase of $1.6 million from the end of the first quarter of 2006 and an increase of $8.1 million from the end of fiscal 2005.

STRATEGIC DIRECTION AND BUSINESS OUTLOOK

The Company is continuing to examine tactical and strategic opportunities to enhance its current product lines as well as evaluating initiatives to expand its address into other display markets. The Company believes there are potential opportunities to grow its higher margin Industrial business over time and has increased its sales and marketing resources in both North America and China aimed at developing more channels and customers for these products. In addition, the Company has been rolling out a new, refreshed digital imaging product line in its Medical business over the last several months. These new products are being augmented by sales, marketing and channel expansion investments. The Company anticipates that these efforts should result in growth in its digital imaging business over the next several quarters. Finally, the Company is also exploring opportunities to more fully benefit from its brand in a number of higher margin, specialized display markets. Related to all of these efforts, the Company announced earlier today that Scott Hix has joined Planar as Vice President of Business Development. In this new role, Mr. Hix will work with management to identify emerging market opportunities both in Planar’s current businesses, as well as in industries where Planar can leverage its display leadership, supply chain relationships and efficient channel business model. The efforts to evaluate all strategic opportunities are going through the final stages of review and as such, the Company believes it will be in a position to more fully disclose its evolving strategy over the next few months.

The Company believes that the third quarter will experience some sequential improvements in its Medical business digital imaging sales levels, a flat to slightly down quarter for its Industrial segment sales and continuing challenging market dynamics for its Commercial segment. In addition, some increases in expenses are planned in the third quarter as the Company begins to invest in some new growth areas, as a direct result of its evolving strategic realignment. As such, the Company’s current expectations for the third quarter, ending June 30, 2006, are for sales of $50 million to $55 million and GAAP net income per diluted share of $0.07 to $0.10, including share-based compensation expense of $0.04 per diluted share.

Results of operations and the business outlook will be discussed in a conference call today, April 27, 2006, beginning at 2:00 p.m. Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until May 28, 2006. The Company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes depend on Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Gerry Perkel, the statements regarding growth of the Digital Imaging product line and the statements in the Strategic Direction and Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.6983 Pippa_Edelen@Planar.com or Dan Dement GolinHarris 949.428.3872 ddement@golinharris.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.1100

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Mar. 31, 2006	Apr. 1, 2005	Mar. 31, 2006	Apr. 1, 2005
Sales	$52,880	$61,096	$110,029	$124,184
Cost of sales	37,936	47,832	80,793	97,261

Gross profit	14,944	13,264	29,236	26,923

Operating expenses:
Research and development, net	2,502	2,664	5,035	5,398
Sales and marketing	4,812	5,758	10,026	11,276
General and administrative	5,033	4,252	9,100	8,956
Amortization of intangible assets	147	557	294	1,205
Impairment and restructuring charges	156	5,168	503	5,168

Total operating expenses	12,650	18,399	24,958	32,003

Income (loss) from operations	2,294	(5,135)	4,278	(5,080)

Non-operating income (expense):
Interest, net	613	76	1,132	79
Foreign exchange, net	134	(17)	(147)	69
Other, net	(11)	(742)	(22)	(844)

Net non-operating income (expense):	736	(683)	963	(696)

Income (loss) before income taxes	3,030	(5,818)	5,241	(5,776)
Provision (benefit) for income taxes	1,030	(1,648)	1,782	(1,634)

Net income (loss)	$2,000	$(4,170)	$3,459	$(4,142)

Basic net income (loss) per share	$0.13	$(0.28)	$0.23	$(0.28)

Average shares outstanding—basic	15,147	14,678	14,964	14,677

Diluted net income (loss) per share	$0.13	$(0.28)	$0.23	$(0.28)

Average shares outstanding—diluted	15,469	14,678	15,156	14,677

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	Mar. 31, 2006	Sept. 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$73,311	$52,185
Short-term investments	—	13,000
Accounts receivable	21,440	22,517
Inventories	37,007	36,261
Other current assets	10,192	10,745

Total current assets	141,950	134,708

Property, plant and equipment, net	12,334	15,011
Goodwill	14,696	14,696
Intangible assets	3,577	3,871
Other assets	4,095	3,798

	$176,652	$172,084

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,829	$21,467
Accrued compensation	6,132	5,481
Current portion of long-term debt and capital leases	210	204
Deferred revenue	2,080	2,578
Other current liabilities	7,715	6,182

Total current liabilities	31,966	35,912

Long-term debt and capital leases, less current portion	527	644
Other long-term liabilities	4,395	4,290

Total liabilities	36,888	40,846

Shareholders’ equity:
Common stock	137,438	132,277
Retained earnings	8,365	4,906
Accumulated other comprehensive loss	(6,039)	(5,945)

Total shareholders’ equity	139,764	131,238

	$176,652	$172,084

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three months ended		Six months ended
	Mar. 31, 2006	Apr. 1, 2005	Mar. 31, 2006	Apr. 1, 2005
Cash flows from operating activities:
Net income (loss)	$2,000	$(4,170)	$3,459	$(4,142)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,873	2,330	3,788	4,675
Impairment and restructuring charges	156	5,168	503	5,168
Loss on long-term investments	—	734	—	887
Share-based compensation	1,379	—	2,079	—
Deferred taxes	(403)	—	(403)	—
Excess tax benefit of share-based compensation	(1,260)	—	(1,260)	—
(Increase) decrease in accounts receivable	(1,649)	10,427	1,075	9,724
(Increase) decrease in inventories	3,802	(1,566)	(748)	3,649
(Increase) decrease in other current assets	1,327	891	553	(274)
Decrease in accounts payable	(7,303)	(2,386)	(5,635)	(747)
Increase (decrease) in accrued compensation	(754)	565	200	2,271
Increase (decrease) in deferred revenue	(183)	(407)	(498)	158
Increase (decrease) in other current liabilities	(102)	(1,043)	2,793	(3,618)

Net cash provided by (used in) operating activities	(1,117)	10,543	5,906	17,751

Cash flows from investing activities:
Purchase of property, plant and equipment	(234)	(1,111)	(540)	(1,677)
Maturity of short-term investments	13,000	—	13,000	—
Increase in long-term assets	(81)	(226)	(69)	(230)

Net cash provided by (used in) investing activities	12,685	(1,337)	12,391	(1,907)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(51)	(63)	(110)	(111)
Value of shares withheld for tax liability	(916)	—	(916)	—
Excess tax benefit of share-based compensation	1,260	—	1,260	—
Net proceeds from issuance of capital stock	2,663	411	2,687	837

Net cash provided by financing activities	2,956	348	2,921	726

Effect of exchange rate changes	94	(737)	(92)	849

Net increase in cash and cash equivalents	14,618	8,817	21,126	17,419

Cash and cash equivalents at beginning of period	58,693	38,867	52,185	30,265

Cash and cash equivalents at end of period	$73,311	$47,684	$73,311	$47,684

Planar Systems, Inc.

Reconciliation of GAAP to non-GAAP Proforma Results of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended Mar. 31, 2006	Six Months ended Mar. 31, 2006

GAAP NET INCOME	$2,000	$3,459

Adjustment for share-based compensation within:
Cost of sales	55	96
Research and development	30	61
Sales and marketing	162	277
General and administrative	1,132	1,645
Income taxes	(469)	(707)

PROFORMA NET INCOME EXCLUDING SHARE-BASED COMPENSATION	$2,910	$4,831

GAAP DILUTED EARNINGS PER SHARE	$0.13	$0.23

Adjustment for share-based compensation	0.06	0.09

PROFORMA DILUTED EARNINGS PER SHARE EXCLUDING SHARE-BASED COMPENSATION	$0.19	$0.32

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation used in calculating non-GAAP earnings per share. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.